SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

CERTIFICATION  AND  NOTICE OF TERMINATION OF  REGISTRATION  UNDER
SECTION  12(G)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934   OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934.

              Commission File Number         1-8862
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                   Mark IV Industries, Inc.
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    (Exact name of registrant as specified in its charter)

 501 John James Audubon Parkway, Post Office Box 810, Amherst,
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                      New York 14226-0810
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                        (716) 689-4972
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 (Address, including zip code, and telephone number, including area code, of
           registrant's principal executive offices)


            Common Stock, par value $0.01 per share
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   (Title of each class of securities covered by this Form)

                             None
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(Titles of all other classes of securities for which a duty to file reports
             under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]    Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]    Rule 12h-3(b)(2)(ii) [ ]
                             Rule 12h-3(b)(3)     [x]
                             Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date:

                            One (1)
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      Pursuant to the requirements of the Securities Exchange Act
of   1934,   Mark   IV   Industries,   Inc.   has   caused   this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.

Date:       October 10, 2000        MARK IV INDUSTRIES, INC.
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                                   BY:  /s/  Richard L. Grenolds
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                                        Richard L. Grenolds
                                        Vice President and Chief
                                        Accounting Officer